FORM FOR NON-EMPLOYEE DIRECTORS

IKON OFFICE SOLUTIONS, INC.

2006 OMNIBUS EQUITY COMPENSATION PLAN

STOCK UNIT GRANT

The Board of Directors of IKON Office Solutions, Inc. has determined to grant to you a stock unit that includes dividend equivalents under the IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan (the “Plan”). The terms of the grant are set forth in the Stock Unit Grant Agreement (the “Grant”) provided to you. The following provides a summary of the key terms of the Grant; however, you should read the entire Grant, along with the terms of the Plan, to understand the Grant fully.

SUMMARY OF STOCK UNIT GRANT

Participant:	—
Date of Grant:	__________ __, 200_
Total Number of Stock Units Granted:	—
Vesting Schedule:	Fully vested on the Date of Grant
Distribution of Stock Units:	Termination as a Non-Employee Director
for any reason

IKON OFFICE SOLUTIONS, INC.

2006 OMNIBUS EQUITY COMPENSATION PLAN

STOCK UNIT GRANT AGREEMENT

This STOCK UNIT GRANT AGREEMENT, dated as of      , 200     (the “Date of Grant”), is delivered by IKON Office Solutions, Inc. (“IKON”), to      (the “Participant”).

RECITALS

A. The IKON Office Solutions, Inc. 2006 Omnibus Equity Compensation Plan (the “Plan”) provides for the grant of stock units (“Stock Units”), which represent the right to receive one or more shares of common stock, no par value per share, of IKON (“Common Stock”), on a future distribution date. The Plan also permits the granting of dividend equivalents with Stock Units.

B. The Board of Directors of IKON has decided to make a Stock Unit grant, with dividend equivalents, subject to the terms and conditions set forth in this Stock Unit Grant Agreement (the “Agreement”) and the Plan, as an inducement for the Participant to promote the best interests of IKON and its shareholders. The Participant may receive a copy of the Plan by contacting      , at      .

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan, IKON hereby grants to the Participant      Stock Units (the “Deferred Units”). The Deferred Units will be distributed in accordance with Paragraph 4 below.

2. Deferred Unit Account. IKON shall establish and maintain a Deferred Unit account, as a bookkeeping account on its records (the “Deferred Unit Account”), for the Participant and shall record in such Deferred Unit Account the number of Deferred Units granted to the Participant. The Participant shall not have any interest in any fund or specific assets of IKON by reason of this grant or the Deferred Unit Account established for the Participant.

3. Vesting. The Participant shall be fully vested in the Deferred Units awarded pursuant to this Agreement on the Date of Grant.

4. Distribution. Unless an Unforeseeable Emergency (as defined in Paragraph 5) occurs and the Participant makes an election pursuant to Paragraph 5, after the termination of the Participant’s Directorship, for any reason or no reason, with IKON (the “Distribution Date”), IKON will distribute to the Participant all of the Deferred Units then credited to the Participant’s Deferred Unit Account as of such date (the “Distributable Units”). As soon as administratively practicable after the Distribution Date, all Distributable Units will be converted to an equivalent number of shares of Common Stock, and the Participant shall receive a single sum distribution of such shares of Common Stock, which shall be issued under the Plan.

5. Unforeseeable Emergency. The Participant may have a Distribution Date sooner than that provided in Paragraph 4 if the Participant experiences an Unforeseeable Emergency and the Committee (as defined in the Plan) approves a distribution to the Participant on account of the Unforeseeable Emergency. Any such distribution shall be in accordance with, and limited to that permitted under, section 409A(a)(2)(B)(ii) of the Internal Revenue Code of 1986, as amended (the “Code”) and corresponding regulations. A distribution pursuant to this Paragraph 5 shall reduce the number of Deferred Units credited to the Participant’s Deferred Unit Account. For purposes of this Agreement, an “Unforeseeable Emergency” shall have the meaning set forth in section 409A(a)(2)(B)(ii) of the Code and corresponding regulations.

6. Dividend Equivalents. From the Date of Grant through the date the Deferred Units are distributed pursuant to Paragraph 4 or 5, if any cash dividends are declared with respect to shares of Common Stock, a cash payment will be paid to the Participant equal to the value of the dividend that would have been paid if such Deferred Units granted to the Participant pursuant to this Agreement at the time of the declaration of the dividend had been shares of Common Stock. The dividend equivalents will be paid to the Participant as soon as administratively practicable after dividends are paid to shareholders holding shares of Common Stock.

7. Change in Control. The provisions set forth in the Plan applicable to a Change in Control (as defined in the Plan) shall apply to the Deferred Units, and, in the event of a Change in Control, the Committee may take such actions as it deems appropriate in accordance with the terms of the Plan and the requirements of section 409A of the Code.

8. Acknowledgment by Participant. By receipt of this grant, the Participant hereby acknowledges that with respect to any right to distribution pursuant to this Agreement, the Participant is and shall be an unsecured general creditor of IKON without any preference as against other unsecured general creditors of IKON, and the Participant hereby covenants for himself or herself, and anyone at any time claiming through or under the Participant, not to claim any such preference, and hereby disclaims and waives any such preference that may at any time be at issue, to the fullest extent permitted by applicable law.

9. Restrictions on Issuance or Transfer of Shares of Common Stock.

(a) The obligation of IKON to deliver shares of Common Stock upon the distribution of the Deferred Units shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Common Stock, the shares of Common Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of the shares of Common Stock and the payment of cash to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(b) The Participant agrees to be bound by IKON’s policies regarding the transfer of the shares of Common Stock and understands that there may be certain times during the year in which the Participant will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging or encumbering any shares of Common Stock received under this Agreement.

(c) As soon as reasonably practicable after the Distribution Date a certificate representing the shares of Common Stock that are distributed shall be issued to the Participant.

10. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control. This grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares of Common Stock, (iii) changes in capitalization of IKON, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe this grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising. By receiving this grant, the Participant hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and the Participant’s rights to benefits under this Agreement and the Plan and agrees that all such determinations and decisions of the Committee shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

11. No Rights as Shareholder. The Participant shall not have any rights as a shareholder of IKON, including the right to any cash dividends (except as provided in Paragraph 6), or the right to vote, with respect to any Deferred Units.

12. No Guarantee of Continued Directorship. The grant of the Deferred Units and dividend equivalents shall not confer upon the Participant any right to continue or be retained as a Director of IKON.

13. Assignment and Transfers. No Deferred Units or dividend equivalents awarded to the Participant under this Agreement may be transferred, assigned, pledged or encumbered by the Participant, and Deferred Units and dividend equivalents shall be distributed during the lifetime of the Participant only for the benefit of the Participant. Any attempt to transfer, assign, pledge or encumber the Deferred Units or dividend equivalents by the Participant shall be null, void and without effect. The rights and protections of IKON hereunder shall extend to any successors or assigns of IKON. This Agreement may be assigned by IKON without the Participant’s consent.

14. Withholding. If required by applicable law, the Participant shall pay to IKON, or make other arrangements satisfactory to IKON to provide for the payment of, any federal, state, local or other taxes that IKON is required to withhold with respect to the grant or distribution of the Deferred Units and dividend equivalents. The Participant may elect to satisfy any tax withholding obligation of IKON with respect to the Deferred Units by having shares of Common Stock withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

15. Effect on Other Benefits. The value of shares of Common Stock and dividend equivalents distributed with respect to the Deferred Units shall not be considered eligible earnings for purposes of any other plans maintained by IKON. Neither shall such value be considered part of the Participant’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

16. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

17. Notice. Any notice to IKON provided for in this instrument shall be addressed to IKON in care of the Plan Administrator at the principal corporate office of IKON, and any notice to the Participant shall be addressed to such Participant at the current address shown in the records of IKON, or to such other address as the Participant may designate to IKON in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

18. Section 409A of the Code. Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee may, without the Participant’s consent, amend this Agreement to comply with the requirements of section 409A of the Code and any corresponding guidance and regulations issued under section 409A of the Code to the extent it is subsequently determined, in the sole discretion of the Committee, that such amendments are necessary for this grant to comply with the requirements of section 409A of the Code.

IN WITNESS WHEREOF, IKON has caused its duly authorized officer to execute this Stock Unit Grant Agreement effective as of the Date of Grant.

IKON OFFICE SOLUTIONS, INC.

By:
Name:
Title: